UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 19, 2017

(Date of Earliest Event Reported)

COMMITTED CAPITAL ACQUISITION CORP. II

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-1925686 (Commission File Number)	45-4345803 (I.R.S. Employer Identification No.)

1745 Sidewinder Drive, Park City, Utah 84060

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (435) 222-2141

370 Lexington Avenue, Suite 1208

New York, New York 10017

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 19, 2017, Committed Capital Acquisition Corporation II (the “Company”) and Michael Rapoport and Phillip Wagenheim (the “Note Sellers”) entered into a Note Purchase Agreement with Notespac, LLC, whereby amounts previously advanced to the Company by the Note Sellers in the aggregate amount of $796,686 were reduced into a single promissory note (the “Expense Note”), which Expense Note was subsequently sold to Notespac, LLC for $1,000.

Item 1.02 Termination of a Material Definitive Agreement.

On September 19, 2017, in connection with the change of control of the Company, the Company and Serruya Private Equity (“SPE”) terminated that certain Term Sheet, dated May 10, 2016 (the “Term Sheet”). The Term Sheet contemplated a potential investment in the Company by SPE or its affiliates of up to $50 million.

Item 5.01 Changes in Control of Registrant.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2017, and pursuant to securities purchase agreements dated September 19, 2017, stockholders holding a majority of the issued and outstanding shares of our common stock, including Michael Rapoport, Phillip Wagenheim and Committed Capital Holdings II LLC, (collectively, the “Sellers”), sold to CCAC II, LLC, KASPAC, LLC, KSSPAC, LLC, Notespac, LLC and KidsSPAC, LLC, (collectively, the “Purchasers”) an aggregate 8,575,000 shares of our common stock for total aggregate consideration of $17,150. The Purchasers paid the $0.002 purchase price for these shares using cash on hand. The shares sold by the Sellers constituted all of the shares of common stock of the Company owned by them. Immediately after the completion of this purchase, the Purchasers held in aggregate approximately 97.5% of our issued and outstanding common stock. Pursuant to certain letter agreements entered into between the Company and the Purchasers, all of the purchased shares are subject to forfeiture prior to the consummation of a business transaction in the sole discretion of the board of directors.

In connection with these purchases, on September 19, 2017, Kenneth Abdalla, an affiliate of certain of the Purchasers, was appointed as President, Secretary and a director of the Company. In addition, in connection with these purchases, on September 19, 2017, Messrs. Rapoport and Wagenheim resigned as directors of the Company and Mr. Wagenheim resigned as an officer of the Company. At this time, the Company is not contemplating a termination of its current business or the potential acquisition of another business. However, the Company is evaluating potential new business operations which may result in an agreement or negotiations whereby the Company would consider acquiring a new business venture.

Ken Abdalla, age 53, has served as the President, Secretary and sole Director since September 19, 2017. For the last 5 years he has been the managing partner of Malibu Companies, LLC, a private investment vehicle that focuses on both control and non-control transactions in a wide range of assets. Mr. Abdalla earned a B.S. in finance at the University of the Pacific.

With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships between Mr. Abdalla and any director or executive officer of the Company. With respect to Section 404(a) of Regulation S-K, Mr. Abdalla and affiliates have indicated that they will advance the necessary capital required to maintain the Company’s operations until it winds up and distributes any remaining funds in its trust account or completes an initial business combination. To date, Mr. Abdalla and affiliates have advanced approximately $237,000 to the Company.

Item 9.01	Financial Statements and Exhibits:

Exhibits

No. Description

10.1	Note Purchase Agreement, dated September 19, 2017, by and between the Company and Notespac, LLC.

10.2	Promissory Note, dated September 19, 2017, by and between the Company and Notespac, LLC.

10.3	Letter, dated September 19, 2017, terminating the Term Sheet with Serruya Private Equity.

10.4	Securities Purchase Agreement, dated September 19, 2017, by and between the Company, Michael Rapoport, Phillip Wagenheim and CCAC II, LLC.

10.5	Securities Purchase Agreement, dated September 19, 2017, by and between the Company and the Sellers and Purchasers signatory thereto.

10.6	Amended and Restated Trust Indemnification Agreement, dated September 19, 2017, by and between the Company and Notespac, LLC.

10.7	Amended and Restated Trust Indemnification Agreement, dated September 19, 2017, by and between the Company and Michael Rapoport.

10.8	Form of Letter Agreement, dated September 19, 2017, by and between the Company and each of the Purchasers.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMITTED CAPITAL ACQUISITION CORP. II

By:	/s/ Michael Rapoport
Michael Rapoport
Chief Executive Officer

Dated: November 3, 2017

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